Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 55 to Registration Statement No. 002-79755 on Form N-1A of our report dated January 29, 2009 relating to the financial statements and financial highlights of Fidelity Mt. Vernon Street Trust, including Fidelity Growth Company Fund, appearing in the Annual Report on Form N-CSR of Fidelity Mt. Vernon Street Trust for the year ended November 30, 2008, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 13, 2009